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Exhibit 23.2 - Consent of KPMG LLP

                         Independent Auditors' Consent

The Board of Directors
Center Financial Corporation:

We consent to the use of our report dated February 9, 2001, with respect to the statements of operations, changes in shareholders' equity, and cash flows for the year ended December 31, 2000, appearing in the Annual Report on Form 10-K of Center Financial Corporation for the year ended December 31, 2002.

/s/ KPMG LLP

Los Angeles, California
March 28, 2003